Prospectus Supplement filed under Rule 424(b)(3)
                                                      Registration No. 333-45569

                              Prospectus Supplement

     The Prospectus dated February 4, 1998 relating to the offer for resale of up to $250,000,000 aggregate principal amount of The Interpublic Group of Companies, Inc.'s 1.80% Convertible Subordinated Notes due September 16, 2004 is hereby supplemented to include the following information in the "Selling Securityholders" table in the Prospectus Supplement dated February 25, 1998:

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered Notes held by Goldman Sachs & Company is increased from $50,000 to $1,900,000.















               This Prospectus Supplement is dated June 11, 1999.